EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333- 113436, No. 333-89764, No. 333-92905, No. 333-50391, No. 333-34711, No. 333-142160, No. 333-142161, and No. 333-04717 on Form S-8 and Registration Statement No. 333-141892 on Form S-3 of our report dated March 15, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of ProxyMed, Inc. and its subsidiaries (d/b/a MedAvant Healthcare Solutions) (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” on January 1, 2006 and the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 15, 2008